Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Blade Air Mobility, Inc. on Form S-3 (File No. 333-256640) and Form S-8 (File Nos. 333-277330 and 333-257921) of our report dated March 12, 2024, with respect to our audits of the consolidated financial statements of Blade Air Mobility, Inc. as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Blade Air Mobility, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Melville, New York
March 12, 2024